UPLAND SOFTWARE, INC. RESTRICTED STOCK AGREEMENT
THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of November
, 2014, is entered into by and between Upland Software, Inc., a Delaware corporation (“Company”), and Craig MacInnis (the “Executive”), Karen Smiley-MacInnis (“Karen”), and John David MacInnis (“John” and, together with the Executive and Karen, the “Stockholders” and each a “Stockholder”) (the Stockholders together with the Company, collectively the “Parties” and each, individually, a “Party”).
RECITALS
WHEREAS concurrently with the execution of this Agreement, Company, Solution Q Inc. (“Solution Q”), Upland Software Inc. (the “Buyer”), Michael Stork, as Representative, and the Shareholders of Solution Q, are entering into a Share Purchase Agreement (the “Purchase Agreement”). Capitalized terms that are used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.
WHEREAS the Stockholders, as shareholders of Solution Q, are selling their shares in the capital of Solution Q to the Buyer pursuant to the terms of the Purchase Agreement.
WHEREAS a portion of the consideration payable to the Stockholders in connection with the sale of their shares in Solution Q is in the form of an aggregate of 34,385 shares of the Company’s Common Stock (the “Stock Consideration”) and is allocated as follows: (i) 6,189 shares of the Company’s Common Stock to the Executive, (ii) 7,221 shares of the Company’s Common Stock to Karen, and (iii) 20,975 shares of the Company’s Common Stock to John, which shall be issued and delivered pursuant to the Purchase Agreement and shall be subject to the terms and conditions contained herein.
WHEREAS, as a material inducement for the Company and the Buyer to enter into the Purchase Agreement and consummate the transactions contemplated therein (i) the Executive has agreed to become an employee of the Company (or a subsidiary of the Company) as of the Closing Date pursuant to an executive employment agreement dated on or about the date hereof (the “Executive Agreement”); and (ii) the Stockholders have agreed to enter into this Agreement and agree to the terms set forth herein.
WHEREAS in connection with the purchase and sale of the shares of Solution Q, the Company will also issue an aggregate of 32,785 shares of the Company’s Common Stock (the “Founder Shares”) and allocated as follows: (i) 5,901 shares of the Company’s Common Stock to the Executive, (ii) 6,885 shares of the Company’s Common Stock to Karen, and (iii) 19,999 shares of the Company’s Common Stock to John, which shall be issued and delivered pursuant to the Purchase Agreement and shall be subject to the terms and conditions contained herein.

AGREEMENT
NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Certain Definitions.
“Cause” shall mean any action or inaction by the Executive which would constitute “cause” or justification for termination of the Executive’s employment by the Company or subsidiary of the Company, as the case may be, without notice under applicable common law in the Province of Ontario.
“Disability” shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under the Executive Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of his incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.
“Forfeiture Obligations” shall mean the requirement that the Founder Shares be forfeited and promptly surrendered to the Company for no additional consideration upon: (i) voluntary resignation by the Executive from his employment by the Company or a subsidiary of the Company, as the case may be; or (ii) a termination of the Executive’s employment by the Company or a subsidiary of the Company, as the case may be, for Cause.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

2.	Founder Shares Forfeiture Obligations.
(a)Subject to Sections 2(b), 2(c), 2(d), and 2(e), 100% of the Founder Shares shall be released from the Forfeiture Obligations and delivered by the Escrow Holder to the Stockholders (according to their respective ownership interest) on the date that is twenty-four (24) months following the Closing Date.
(b)Notwithstanding anything to the contrary herein, in the event of the death or Disability of the Executive, or termination of the Executive’s employment by the Company or a subsidiary of the Company, as the case may be, without Cause, 100% of the Founder Shares shall be released from the Forfeiture Obligations and delivered by the Escrow Holder to the Stockholders (according to their respective ownership interest) or to the estate or personal representative of a Stockholder, as the case may be; provided, however, that any such Founder Shares shall remain subject to any applicable securities laws or other lock-up restrictions to which the Stockholders are subject under this Agreement.
(c)Immediately upon the termination of the Executive’s employment by the Company or subsidiary of the Company, as the case may be, for Cause, 100% of the Founder Shares will be forfeited by the Stockholders and automatically surrendered to the Company for no additional consideration and the Stockholders will have no further rights to the Founder Shares.

(d)Immediately upon the voluntary resignation by the Executive from his employment by the Company or a subsidiary of the Company, as the case may be, 100% of the Founder Shares will be forfeited by the Stockholders and automatically surrendered to the Company for no additional consideration and the Stockholders will have no further rights to the Founder Shares.
(e)Notwithstanding anything to the contrary herein, in the event that the shares of the Company’s Common Stock cease to be publicly traded for any reason or in the event that all of the shares of the Company are acquired by one Person or a group of related Persons, 100% of the Founder Shares shall be released from the Forfeiture Obligations and delivered by the Escrow Holder to the Stockholders (according to their respective ownership interest).

3.	Release of Stock Consideration
(a)    Subject to Sections 3(b) and 3(c), 50% of the Stock Consideration shall be released from escrow and delivered by the Escrow Holder to the Stockholders (according to their respective ownership interest) on the date that is six (6) months following the Closing Date, and the remaining 50% of the Stock Consideration shall be released from escrow and delivered to the Stockholders (according to their respective ownership interest) by the Escrow Holder on the date that is twenty-four (24) months following the Closing Date.
(b)    Notwithstanding anything to the contrary herein, in the event of the death or Disability of the Executive, 100% of the Stock Consideration shall then be released from escrow and delivered by the Escrow Holder to the Stockholders (according to their respective ownership interest) or to the estate or personal representative of a Stockholder, as the case may be; provided, however, that any such Stock Consideration shall remain subject to any applicable securities laws or other lock-up restrictions to which the Stockholders are subject under this Agreement.
(c)    Notwithstanding anything to the contrary herein, in the event that the shares of the Company’s Common Stock cease to be publicly traded for any reason or in the event that all of the shares of the Company are acquired by one Person or a group of related Persons, 100% of the Stock Consideration shall be released from escrow and delivered by the Escrow Holder to the Stockholders (according to their respective ownership interest).
(d)    The Parties acknowledge and agree that the Stock Consideration and the release thereof by the Escrow Holder shall not be subject to the Forfeiture Obligations or the employment or continued employment of the Executive by the Company or a subsidiary of the Company, as the case may be, in any circumstances whatsoever. For greater certainty, the Stock Consideration shall be released by the Escrow Holder on the dates or in the circumstances set out in Sections 3(a) and 3(b), regardless of whether or not the Executive remains employed by the Company or a subsidiary of the Company, as the case may be.

4.	Lock-Up Period.
(a)    Each Stockholder hereby agrees that he/she shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock (or other securities) of the Company held by such Stockholder for a period specified by the representative of the underwriters of Common Stock of the Company not to exceed one hundred and eighty (180) days following the Closing Date (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or any successor provisions or amendments thereto).
(b)    Each Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the representative of the underwriters of Common Stock of the Company which are consistent with the foregoing or which are necessary to give further effect thereto. The obligations described in this Section 4 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Each Stockholder agrees that any transferee of any portion of the Founder Shares, Stock Consideration or shares acquired pursuant to the Founder Shares or Stock Consideration shall be bound by this Section 4.

5.	Tax Consequences.
Each Stockholder has reviewed with his/her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Each Stockholder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Each Stockholder understands that he/she (and not the Company) shall be responsible for his tax liability that may arise as a result of the transactions contemplated by this Agreement.

6.	Restriction on Transfer.
Except for the escrow described in Section 7, none of the Founder Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Founder Shares from the Forfeiture Obligations in accordance with the provisions of this Agreement. Any distribution or delivery to be made to any Stockholder under this Agreement shall, if the Stockholder is then deceased, be made to the Stockholder’s designated beneficiary, or if no beneficiary survives the Stockholder, to the administrator or executor of the Stockholder’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.	Escrow of Stock Consideration and Founder Shares.
(a)    To provide for the retention of the Stock Consideration and to ensure the availability for delivery of the Founder Shares in the event of forfeiture to the Company, the Stockholders will, upon execution of this Agreement, deliver and deposit (or direct such Stock Consideration and Founder Shares to be delivered and deposited) with an escrow holder designated by the Company (the “Escrow Holder”) the share certificates representing the Stock Consideration and Founder Shares, together with, in the case of the Founder Shares only, the Assignment Separate from Certificate (the “Stock Assignment”) duly endorsed in blank, in the form attached hereto as Exhibit A-1. The Stock Consideration and the Founder Shares and Stock Assignment shall be held by the Escrow Holder, pursuant to the Joint Escrow Instructions of the Company and the Stockholders in the form attached hereto as Exhibit A-2, until the release of: (i) the Founder Shares at such time as the Forfeiture Obligations expire, as contemplated in Section 2; and (ii) the Stock Consideration on the dates and in the circumstances contemplated in Section 3.
(b)    The Escrow Holder shall not be liable for any act it may do or omit to do with respect to holding the Stock Consideration and Founder Shares in escrow and while acting in good faith and in the exercise of its judgment.
(c)    Subject to the terms hereof, each Stockholder shall have all the rights of a shareholder with respect to the Stock Consideration and Founder Shares while such shares are held in escrow, including without limitation, the right to vote the Stock Consideration and Founder Shares and receive any cash dividends declared thereon.

8.	Restrictive Legends and Stop-Transfer Orders.
(a)    The Stockholders understand and agree that the Company shall cause the legend set forth below or a legend substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Founder Shares together with any other legends that may be required by the Company or by state or federal securities laws:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME AS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.
(b)    The Stockholders agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)    The Company shall not be required (i) to transfer on its books any Founder Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Founder Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Founder Shares shall have been so transferred.

9.	Notices.
Any notice, demand or request required or permitted to be given by either the Company or the Stockholders pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail or Canada Post, First Class with postage prepaid, and addressed to the applicable Party at the address of such Party set forth at the end of this Agreement or such other address as a Party may request by notifying the other in writing. Any notice to the Escrow Holder shall be sent to the Company’s address with a copy to the other Parties not sending the notice.

10.	No Waiver.
Any Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that Party from thereafter enforcing each and every other provision of this Agreement. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

11.	Successors and Assigns.
The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Stockholders and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of the Stockholders under this Agreement may only be assigned with the prior written consent of the Company.

12.	Additional Documents.
The Stockholders agree upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

13.	Counterparts.
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that the Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

14.	Governing Law; Severability.
This Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect.

15.	Entire Agreement.
This Agreement, the Purchase Agreement and the Executive Agreement (including the exhibits referenced herein and therein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Stockholders with respect to the subject matter hereof, and may not be modified adversely to the Stockholders’ interests except by means of a writing signed by the Company and the Stockholders.
(Signature page(s) to follow.)

IN WITNESS WHEREOF, each of the Parties has caused this Restricted Stock Agreement to be duly executed and delivered in its name and on its behalf as of the date first above written.

“Company”

UPLAND SOFTWARE, INC.

/s/ John T. McDonald
By

John T. McDonald
Print Name

Chief Executive Officer
Title

“STOCKHOLDERS”

/s/ Craig MacInnis

/s/ Karen Smiley-MacInnis
Karen Smiley-MacInnis

/s/ John David MacInnis
John David MacInnis

EXHIBIT A-1
ASSIGNMENT SEPARATE FROM CERTIFICATE
FOR VALUE RECEIVED I,____________________________________, hereby sell, assign and transfer unto Upland Software, Inc._________________shares of the Common Stock of Upland Software, Inc. standing in my name on the books of said corporation represented. by Certificate No.______________herewith and do hereby irrevocably constitute and appoint ____to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.
This Assignment Separate from Certificate may be used only in accordance with the Restricted Stock Agreement between Upland Software, Inc., Craig MacInnis, Karen Smiley MacInnis, and John David MacInnis dated November , 2014 (the "Agreement").

Dated:	Signature:	/s/ Craig MacInnis

INSTRUCTIONS: Please do not fill in any blanks other than the signature line.

EXHIBIT A-1

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I,____________________________________, hereby sell, assign and transfer unto Upland Software, Inc._________________shares of the Common Stock of Upland Software, Inc. standing in my name on the books of said corporation represented. by Certificate No.______________herewith and do hereby irrevocably constitute and appoint ____to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Assignment Separate from Certificate may be used only in accordance with the Restricted Stock Agreement between Upland Software, Inc., Craig MacInnis, Karen Smiley MacInnis, and John David MacInnis dated November _____, 2014 (the "Agreement").

Dated:	Signature:	/s/ Karen Smiley-MacInnis

INSTRUCTIONS: Please do not fill in any blanks other than the signature line.

EXHIBIT A-1

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I,____________________________________, hereby sell, assign and transfer unto Upland Software, Inc._________________shares of the Common Stock of Upland Software, Inc. standing in my name on the books of said corporation represented. by Certificate No.______________herewith and do hereby irrevocably constitute and appoint ____to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

This Assignment Separate from Certificate may be used only in accordance with the Restricted Stock Agreement between Upland Software, Inc., Craig MacInnis, Karen Smiley MacInnis, and John David MacInnis dated November _____, 2014 (the "Agreement").

Dated:	Signature:	/s/ John David MacInnis

INSTRUCTIONS: Please do not fill in any blanks other than the signature line.

EXHIBIT A-2
JOINT ESCROW INSTRUCTIONS
__________________,______

Chief Financial Officer Upland Software, Inc. 401 Congress Ave.
Suite 1850
Austin, TX 78701

Dear___________________:
As Escrow Holder, acting as agent for both Upland Software, Inc. (the “Company”), and the undersigned holders of stock of the Company (the “Stockholders”), you are hereby authorized and directed to hold and thereafter to release and deliver the documents delivered to you pursuant to the terms of that certain Restricted Stock Agreement (the “Agreement”) between the Company, Craig MacInnis, Karen Smiley-MacInnis, and John David MacInnis, in accordance with the following instructions:
1.In the event the Founder Shares that are subject to Forfeiture Obligations as set forth in the Agreement are forfeited to the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”), the Company shall give to the Stockholders and you a written notice specifying the number of shares of stock being forfeited. The Stockholders and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.
2.At the time indicated in the notice, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the stock assignments, together with the certificate evidencing the shares of stock to be transferred, to the Company or its assignee.
3.The Stockholders irrevocably authorize the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Each Stockholder does hereby irrevocably constitute and appoint you as such Stockholder’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3, each Stockholder shall exercise all rights and privileges of a stockholder of the Company while the stock is held by you.
4.Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by each of the parties hereto.

5.You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Holder or as agent or attorney-in-fact for the Stockholders while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
6.You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
7.You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.
8.You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.
9.You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. All costs you incur, including the cost of legal counsel and other experts, shall be the responsibility of and paid by the Company. You shall not be entitled to withhold delivery of any share certificates to the Stockholders by reason of non-payment of any of your costs by the Company.
10.Your responsibilities as Escrow Holder hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Holder and give notice therof to the Stockholders.
11.If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
12.It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

13.Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office or Canada Post, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten (10) days advance written notice to each of the other parties hereto.
14.By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.
15.This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.
16.These Joint Escrow Instructions shall be governed by the internal substantive laws, but not the choice of law rules, of Delaware.
(Signature page(s) to follow.)

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first above written.

“Company”

UPLAND SOFTWARE, INC.

/s/ John T. McDonald
By

John T. McDonald
Print Name

Chief Executive Officer
Title

“STOCKHOLDERS”

/s/ Craig MacInnis
Craig MacInnis
/s/ Karen Smiley-MacInnis
Karen Smiley-MacInnis

/s/ John David MacInnis
John David MacInnis